Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No.333-194880), pertaining to the TriNet Group, Inc. 2000 Equity Incentive Plan, TriNet Group, Inc. 2009 Equity Incentive Plan, and TriNet Group, Inc. 2014 Employee Stock Purchase Plan of our report dated March 30, 2015 with respect to the consolidated financial statements and schedule of TriNet Group, Inc. and Subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

San Francisco, California

March 30, 2015